EXHIBIT 99.1
Pentair, Inc.
5500 Wayzata Blvd., Suite 800
Golden Valley, MN 55416
763 545 1730 Tel
763 656 5204 Fax

News Release
PENTAIR ANNOUNCES INCREASE IN PRICE AND CERTAIN OTHER AMENDMENTS
TO ITS PREVIOUSLY ANNOUNCED CASH TENDER OFFER FOR
ALL OF ITS 7.85% SENIOR NOTES DUE 2009
MINNEAPOLIS, Minn. — July 17, 2008 — Pentair, Inc. (NYSE:PNR) today announced that it was increasing the total consideration offered to holders of its 7.85% Senior Notes due 2009 (the “Notes”) and making certain other amendments to its previously announced Tender Offer. Capitalized terms used but not defined in this release shall have the meanings given to them in the Pentair Offer to Purchase dated July 8, 2008.
Pursuant to the terms of the Tender Offer as amended, the following changes have been made:
i)	The Fixed Spread used to calculate the Total Consideration has been changed from 265 basis points to 175 basis points.

ii)	Holders who tender their Notes at any time up to 12:00 Midnight, New York City time on August 4, 2008 will be eligible to receive the total consideration (which includes the Early Tender Premium of $30).

iii)	The Minimum Tender Condition has been waived.
The Tender Offer is being made pursuant to an Offer to Purchase and related Letter of Transmittal as amended by the press release. Except as otherwise set forth in this press release, all of the terms and conditions of the Tender Offer (including the Expiration Date and date by which holders may validly withdraw their Notes) remain the same. If you have already tendered your Notes, no further action is required to receive the benefit of these amendments.
Questions concerning the terms of the tender offer may be directed to the dealer manager, Banc of America Securities LLC at (888) 292-0070 (U.S. Toll-Free) or (704) 683-3215 (Collect). Copies of the Offer to Purchase may be obtained by calling the information agent, Global Bondholder Services Corporation at (866) 952-2200 (Toll Free) or at (212) 430-3774 (banks and brokerage firms).

Caution concerning forward-looking statements
Any statements made about the company’s anticipated financial results are forward-looking statements subject to risks and uncertainties such as continued economic growth, including: the strength of housing and related markets; the ability to integrate acquisitions successfully and the risk that expected synergies may not be fully realized or may take longer to realize than expected; the ability to successfully limit any judgment arising out of the Horizon litigation; foreign currency effects; retail and industrial demand; product introductions; and pricing and other competitive pressures, as well as other risk factors set forth in our SEC filings. Forward-looking statements included herein are made as of the date hereof, and the company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances. Actual results could differ materially from anticipated results.
About Pentair, Inc.
Pentair (www.pentair.com) is a diversified operating company headquartered in Minnesota. Its Water Group is a global leader in providing innovative products and systems used worldwide in the movement, treatment, storage and enjoyment of water. Pentair’s Technical Products Group is a leader in the global enclosures and thermal management markets, designing and manufacturing thermal management products and standard, modified, and custom enclosures that house and protect sensitive electronics and electrical components. With 2007 revenues of $3.30 billion, Pentair employs approximately 16,000 people worldwide.

Pentair Contacts
Investor Relations: Todd Gleason	Communications: Rachael Jarosh
Telephone: (763) 656-5570	Telephone: (763) 656-5280
E-mail: todd.gleason@pentair.com	E-mail: rachael.jarosh@pentair.com